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                                  EXHIBIT 2.4
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                  THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT


     This THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT is dated as of May 17, 1995, by and among SANDINO TELECASTERS, INC., a Delaware corporation ("Seller"), PAXSON COMMUNICATIONS CORP., a Delaware corporation ("PCC"), PAXSON COMMUNICATIONS OF LOS ANGELES-30, INC., a Florida corporation ("Paxson-30"), and PAXSON LOS ANGELES LICENSE, INC., a Florida corporation ("Paxson-License") (PCC, Paxson-30 and Paxson-License are collectively, the "Buyers").

                                    RECITALS

     A. Seller and PCC have entered into an Asset Purchase Agreement dated as of December 5, 1994, as amended by a letter agreement dated as of December 2, 1994, and a letter agreement dated as of December 5, 1994 (the "Purchase Agreement"), under which PCC agreed, subject to the terms and conditions set forth therein, to purchase from Seller substantially all of the assets and property interests owned by Seller or in which Seller has a property interest and which are used or useful in connection with the business or operations of Television Station KZKI-TV, San Bernardino, California (the "Station").

     B. Pursuant to its right under the Purchase Agreement, PCC has assigned its rights and interests under the Purchase Agreement to Paxson-30, insofar as such rights and interests relate to the Station's assets, other than the FCC Licenses.

     C. Pursuant to its right under the Purchase Agreement, PCC has assigned its rights and interests under the Purchase Agreement to Paxson-License, insofar as such rights and interests relate to the FCC Licenses.

     D. Seller and Buyers desire to amend the Purchase Agreement as set forth herein.

     E. All capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to them in the Purchase Agreement.

                                   AGREEMENTS

     In consideration of the above premises and the covenants and agreements contained in the Purchase Agreement and this Third Amendment, Seller, PCC, Paxson-30 and Paxson-License agree as follows:

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SECTION 1.  PLACE OF CLOSING

     Notwithstanding the requirements of Section 8.1(b) of the Purchase Agreement, Seller and Buyers agree that the Closing shall take place at the offices of Dow, Lohnes & Albertson, 1255 Twenty-third Street, N.W., Washington, D.C. 20037 with Seller's documents to be delivered by mail into escrow at such offices.

SECTION 2.  GOVERNMENTAL LICENSES

     Seller and Buyers agree that Schedule 3.4 shall be amended and restated as set forth in Exhibit A hereto.

SECTION 3.  CONTRACTS

     Seller and Buyers agree that Schedule 3.7 shall be amended and restated as set forth in Exhibit B hereto.

SECTION 4.  INSURANCE

     Seller and Buyers agree that Schedule 3.10 shall be amended and restated as set forth in Exhibit C hereto. Seller's insurance policies are not included within the Assets or property to be acquired by Buyers under the Purchase Agreement.

SECTION 5.  MISCELLANEOUS

     5.1 Other Provisions. Except where inconsistent with the express terms of this Third Amendment, all provisions of the Purchase Agreement as originally entered into shall remain in full force and effect.

     5.2 Governing Law. This Third Amendment shall be governed, construed, and enforced in accordance with the laws of the State of California (without regard to the choice of law provisions thereof).

     5.3 Rules of Construction. The rules of construction set forth in the Purchase Agreement shall apply to this Third Amendment.

     5.4 Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     5.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Third Amendment.

     5.6 Execution in Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties





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hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

     Except as set forth below, all of the representations and warranties of "Buyer" under the Purchase Agreement are incorporated herein by reference and are made by each of Paxson-30 and Paxson-License to Seller.

     (a) Each of Paxson-30 and Paxson-License are corporations duly organized, validly existing, and in good standing under the laws of the State of Florida.

     (b) Paxson-30 is duly qualified to conduct business as a foreign corporation in the State of California.

     (c) The performance by Paxson-30 and Paxson-License of all of their respective obligations under the Purchase Agreement have been duly authorized by all necessary actions on the part of Paxson-30 and Paxson-License.

SECTION 7.  JOINT AND SEVERAL OBLIGATIONS; SINGLE
       SELLER OBLIGATION

     PCC has assigned to Paxson-30 and Paxson-License its rights and interests under the Purchase Agreement and assigned to Paxson-30 its rights and interests under the Escrow Agreement dated November 24, 1994 among Seller, PCC and First Union National Bank of Florida (the "Escrow Agreement") and Paxson-30 and Paxson-License have assumed the obligations of PCC under the Purchase Agreement and Paxson-30 has assumed the obligations of PCC under the Escrow Agreement. The obligations of "Buyer" under the Purchase Agreement and the Escrow Agreement constitute, in the case of the Purchase Agreement, joint and several obligations of Paxson-30, Paxson-License and PCC and, in the case of the Escrow Agreement, joint and several obligations of Paxson-30 and PCC. Any payment or performance obligation of Seller in accordance with the Purchase Agreement or the Escrow Agreement or any other document, instrument or agreement executed in connection therewith in accordance with the terms thereof may be discharged by a single payment to, or performance for the benefit of, as the case may be, any one of PCC, Paxson-30 or Paxson-License as contemplated by the terms of the Purchase Agreement and the conveyancing documents executed and delivered on the date hereof.

SECTION 8.  CLAIMS

     Seller and Buyers agree that Schedule 3.14 shall be amended and restated as set forth in Exhibit D hereto. The matters





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described on Schedule 3.14 are set forth for disclosure purposes only.  Seller has no obligation to prosecute such proceedings, other than the complaint of Joseph Jones against Seller described in paragraph A of Schedule 3.14 and the Petition for Reconsideration filed by Joseph Jones described in paragraph F of
Schedule 3.14 (collectively, the "Jones Proceedings") which Seller will oppose as provided by Section 6.1 of the Purchase Agreement and which obligation shall survive the Closing, subject to Buyers' compliance with the obligations set forth in the following sentence. Buyers shall reimburse Seller for costs and expenses reasonably incurred by Seller (excluding any settlement payments agreed to and made by Seller) in prosecuting and opposing the Jones Proceedings before the FCC and any federal court of appeals if and to the extent such costs and expenses exceed $25,000. In addition to the requirement in the preceding sentence, if either of the Jones Proceedings becomes the subject of an appeal to a federal court of appeals, and the amount of the reasonable costs and expenses incurred by Seller in prosecuting and opposing either of the Jones Proceedings has not reached $25,000, then Buyers shall reimburse Seller for an amount equal to twenty-five percent of the reasonable costs and expenses incurred by Seller in prosecuting or defending such an appeal. At such time as the reasonable costs and expenses incurred by Seller total $25,000, Buyers shall reimburse Seller for all such reasonable costs and expenses incurred in defending or prosecuting such an appeal. Prior to any reimbursement made by Buyers to Seller hereunder, Seller shall deliver to Buyer a reasonably detailed statement setting forth the amounts incurred by Seller and the reimbursement owed by Buyers. As of the Closing Date, Buyers may elect to prosecute or oppose the proceedings described in Schedule 3.14 at Buyers' cost and expense. Buyers' obligation to oppose the Jones Proceedings shall survive the Closing. In no event shall the total cost to Seller of prosecuting and opposing the Jones Proceedings under this Section exceed $25,000.

SECTION 9.  EMPLOYEES

     Notwithstanding any provision to the contrary in the Purchase Agreement,
(a) effective on the Closing Date, Seller will terminate, other than the Station's General Manager and Administrative Assistant, the Station employees listed on Schedule 3.12 (collectively, the "Terminated Employees") and will satisfy all obligations to the Terminated Employees for severance benefits, if any, vacation time, and sick leave and under any employee pension, health and welfare or other benefit plan (collectively, the "Employee Obligations"), and Paxson-30 will immediately offer employment to the Terminated Employees, and
(b) effective on the date that is fourteen days after the Closing Date, Seller will terminate the Station's General Manager and Administrative Assistant and will satisfy all Employee Obligations to the General Manager and Administrative Assistant





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for the period ending on the Closing Date, and Buyers shall reimburse Seller for all obligations of Seller to the Station's General Manager and Administrative Assistant with respect to the period ending on the fourteenth day after the Closing Date for salary, sick leave, vacation time and under any employee pension, health and welfare or other benefit plan in accordance with the compensation payable to the Station's General Manager and Administrative Assistant, and the employee pension, health and welfare or other benefit plan in effect, on the date hereof. During such fourteen day period, Buyers shall have the right to reasonably supervise and control the activities of the Station's General Manager and Administrative Assistant subject to the terms of their employment existing on the date hereof.

SECTION 10.  FCC CONSENT

     Buyers waive the condition set forth in Section 7.1(d) that the FCC Consent shall have become a Final Order.

SECTION 11.  HSR ACT REPRESENTATION

     Seller represents and warrants to Paxson-30 and Paxson-License as follows:

             a. Jose M. Oti (the "Shareholder") owns all of the voting stock of Seller and is the "ultimate parent entity" of Seller for purposes of the Hart-Scott-Rodino Antitrust Improvements Act and the rules and regulations promulgated thereunder;

             b. neither the Shareholder nor any person or entity that Shareholder directly or indirectly controls (as such term is defined in such regulations) is engaged in manufacturing; and

             c. the Shareholder's total assets and annual net sales are each less than $10,000,000, as determined in accordance with such regulations.

SECTION 12.  PRORATIONS

     Buyers and Seller agree that Buyers shall reimburse Seller, as an adjustment to the Purchase Price pursuant to Section 2.3 of the Purchase Agreement, an amount equal to the lesser of (a) $2,500 or (b) one-half of the amount payable by Seller to Gresham, Varner, Savage, Nolan & Tilden for legal fees and expenses incurred by such firm in connection with the preparation and delivery at the Closing of its legal opinion, which fees and expenses shall be set forth in a reasonably detailed statement to be provided to Buyers prior to the date of such reimbursement.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Third
Amendment as of the date first above written.

                                       SANDINO TELECASTERS, INC.



                                       By:/s/ Jose M. Oti
                                          -------------------------------------
                                           Name:  Jose M. Oti
                                           Title: President/Secretary


                                       PAXSON COMMUNICATIONS CORP.



                                       By:/s/ Lowell W. Paxson
                                          -------------------------------------
                                           Name:  Lowell W. Paxson
                                           Title: Chairman


                                       PAXSON COMMUNICATIONS OF LOS
                                            ANGELES-30, INC.



                                       By:/s/ Lowell W. Paxson
                                          ------------------------------------
                                           Name:  Lowell W. Paxson
                                           Title:  Chairman


                                       PAXSON LOS ANGELES LICENSE, INC.



                                       By:/s/ Lowell W. Paxson
                                          ------------------------------------
                                           Name:  Lowell W. Paxson
                                           Title: Chairman





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